Exhibit 99.1
Investor and Media Contact:
Shari Annes, Investor Relations
sannes@oxigene.com
650-888-0902
OXiGENE REPORTS THIRD QUARTER 2007 RESULTS, CLINICAL AND CORPORATE HIGHLIGHTS
Waltham, MA — November 1, 2007 — OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the third quarter and nine months ended September 30, 2007, and summarized clinical and corporate progress during the third quarter.
Financial Results
The net loss for the three months ended September 30, 2007, was $5.3 million, or $0.19 per share, compared with a net loss of $3.7 million, or $0.14 per share, in the third quarter of 2006.
For the nine-month period ended September 30, 2007, the net loss was $14.6 million, or $0.52 per share, compared with a net loss of $12.1 million, or $0.44 per share, for the comparable period in 2006.
At September 30, 2007, OXiGENE had cash, cash equivalents and marketable securities of approximately $33.2 million compared with approximately $45.8 million at December 31, 2006.
“During the quarter, we made excellent progress in all of our drug development programs and, with the addition of Dr. Pat Walicke as Chief Medical Officer, further strengthened our management team and drug development capabilities,” commented OXiGENE President and Chief Executive Officer Dr. Richard Chin. “In addition, concluding one or more partnership transactions is a high priority for the company, and we are aggressively pursuing this goal. I am pleased that our product candidates are attracting substantial interest from prospective partners. We continue to focus on executing our plan, and advancing our product pipeline and business initiatives toward key value-inflection points.”
Clinical Highlights
•	Initiated and began enrolling patients in the pivotal registration study for ZYBRESTAT™ as a potential treatment for anaplastic thyroid cancer (ATC). The study is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA);
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•	Reported at two scientific meetings positive interim data from an ongoing Phase Ib ZYBRESTATTM plus AVASTIN®, chemotherapy-free, combination study in patients with advanced solid tumors;

•	Reported interim data from an ongoing Phase I trial of OXi4503, a dual-mechanism VDA, being conducted in patients with advanced solid tumors;

•	Announced multiple preclinical publications supporting the mechanism and activity of both ZYBRESTAT and OXi4503.
Corporate Developments
•	Patricia Walicke, M.D., Ph.D., joined the company as Chief Medical Officer, overseeing all drug development programs.
About OXiGENE, Inc.
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and -enhancing medicines to patients.
Safe Harbor Statement
Certain statements in this news release concerning OXiGENE’s business are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to the timing, success or advancement of OXiGENE’s ongoing preclinical research and clinical trials. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to: the early stage of product development; the ability to secure necessary patents; uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s reports on Form 10-Q, 8-K and 10-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.
AVASTIN® is a registered trademark of Genentech, Inc.
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OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	September 30,	December 31,
	2007	2006
Assets
Cash, cash equivalents and marketable securities	$33,176	$45,839
Licensing agreement	703	777
Other assets	1,613	1,026

Total assets	$35,492	$47,642

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$4,954	$4,222
Total stockholders’ equity	30,538	43,420

Total liabilities and stockholders’ equity	$35,492	$47,642

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OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
License revenue	$—	$—	$7	$—
Costs and expenses:
Research and development	3,745	2,738	9,636	8,333
General and administrative	1,984	1,626	6,488	5,585

Total costs and expenses:	5,729	4,364	16,124	13,918
Operating loss	(5,729)	(4,364)	(16,117)	(13,918)

Investment income	467	642	1,562	1,892
Other expense, net	(13)	(8)	(37)	(36)

Net loss	$(5,275)	$(3,730)	$(14,592)	$(12,062)

Basic and diluted net loss per common share	$(0.19)	$(0.14)	$(0.52)	$(0.44)
Weighted average number of common shares outstanding	27,938	27,624	27,896	27,553
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